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                            SHAREHOLDER SERVICES PLAN
                       FIRST FUNDS: CLASS II AND CLASS III

1. This Shareholder Services Plan (the Plan) is the Shareholder Services Plan of the Classes II and III of each series of First Funds (the Trust), a Massachusetts business trust, registered as an open-end investment company under the Investment Company Act of 1940 (the 1940 Act), as amended, issuing separate series of shares designated as follows: U.S. Government Money Market Portfolio, U.S. Treasury Money Market Portfolio, Municipal Money Market Portfolio, Cash Reserve Portfolio, Bond Portfolio, Growth & Income Portfolio, Tennessee Tax-Free Portfolio, Capital Appreciation Portfolio, Intermediate Bond Portfolio, and any future series established and designated by the Board of Trustees (each a Portfolio).

2. The Trust has entered into separate Administration (Administration) and General Distribution (Distribution) Agreements with ALPS Mutual Funds Services, Inc. (ALPS, the Administrator or the Distributor) under which the Distributor uses all reasonable efforts, consistent with its other business, to secure purchasers for each Portfolio's shares of beneficial interest. The Trust has entered into an Investment Advisory and Management Contract with First Tennessee Bank National Association (the Investment Adviser). The Trust has further entered into custodial and transfer agency agreements with State Street Bank and Trust Company and/or its affiliate Boston Financial Data Services. Payments under this Plan shall not be made for advisory, distribution, custodial or transfer agency services.

3. Each Portfolio's shares of beneficial interest are divided into classes, including a class of shares designated Class II (Class II Shares) and a class of shares designated Class III (Class III Shares). Class II and III Shares are subject to this Plan and the eligible investors in the Class II and III Shares shall be as described in the current prospectus for the Classes II and III, as amended or supplemented from time to time.

4. Each Portfolio may make periodic payments to parties (each a Shareholder Servicing Agent) that have entered into a Shareholder Services Contract in the form attached hereto with the Trust in respect of Class II and III shares at an annualized rate of up to (and including) .25% of each Class' average net assets attributable to the Shareholder Servicing Agent. The personal and account maintenance services to be provided under this Plan by each Shareholder Servicing Agent, may include, but are not limited to, maintaining account records for each shareholder who beneficially owns Class II or III Shares; answering questions and handling correspondence from shareholders about their accounts; handling the transmission of funds representing the purchase price or redemption proceeds; issuing confirmations for transactions in Class II or III Shares by shareholders; assisting customers in completing application forms; communicating with the transfer agent; and providing account maintenance and account level support for all transactions. ALPS may act as the Trust's agent for transmitting or arranging for transmission of fees to Shareholder Servicing Agents under the Shareholder Services Contract.

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5. This Plan became effective March 20, 1993, having been approved by a vote of a majority of the Trustees of the Trust, including a majority of Trustees who are not interested persons of the Trust (as defined in the 1940 Act) and who have no direct or indirect financial interest in the operation of this Plan or in any agreements related to this Plan (the Independent Trustees), cast in person at a meeting called for the purpose of voting on this Plan.

6. This Plan shall, unless terminated as hereinafter provided, remain in effect from the date specified above until July 1, 1994, and from year to year thereafter, provided, however, that such continuance is subject to approval annually by a vote of a majority of the trustees of the Trust, including a majority of the Independent Trustees, cast in person at a meeting called for the purpose of voting on this Plan.

7. This Plan may be amended with respect to the Class II and III Shares of a Portfolio, at any time by the Board of Trustees, provided that any material amendment of this Plan shall be effective only upon approval in the manner provided in paragraph 5 above.

8. This Plan may be terminated at any time, without the payment of any penalty, by vote of a majority if the Independent Trustees.

9. Consistent with the limitation of shareholder and Trustee liability as set forth in the Trust's Declaration of Trust, any obligations assumed by the Trust, a Portfolio or Class II or III thereof pursuant to this Plan and any agreements related to this Plan shall be limited in all cases to the proportionate ownership of the Class III Shares of the affected Portfolio and its assets, and shall not constitute obligations of any shareholder of any other Class of the affected Portfolio or Portfolios of the Trust or of any Trustee.

10. During the existence of this Plan, the Trust shall require ALPS as the Administrator to provide the Trust, for review by the Trust's Trustees, and the Trustees shall review, at least quarterly, a written report of the amounts expended under the Plan and the purposes for which such expenditures were made.

11. If any provision of this Plan shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Plan shall not be affected thereby.